Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025,
ConnectM Technology Solutions, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of ConnectM Technology Solutions, Inc.
effective at the opening of the trading session on August 1, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(b)(2)(A).
The Company was notified of the Staff determination on March 7, 2025.
On March 14, 2025, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel
(Panel) pursuant to Listing Rule 5815.
On April 17, 2025 Staff issued an Additional Staff Delist Determination Letter because the Company was in violation of Listing Rule 5250(c)(1).
On April 22, 2025, the hearing was
held. On April 24, 2025, the Company requested an extension so that meet certain criteria prior to the Panel decision.
On May 6, 2025 the Panel reached a decision and a Decision letter was issued on said date.
On May 6, 2025, the Panel reached a decision and decided to deny the request of the Company to continue its listing on the Exchange.
In said decision letter, the Company informed that its security would be suspended from the Exchange.
The Company security was suspended on May 8, 2025. The Staff determination to delist the Company security became final on June 20, 2025.